Exhibit 10.23

SUMMARY OF COMPENSATION ARRANGEMENTS

WITH NAMED EXECUTIVE OFFICERS AND DIRECTORS

(EFFECTIVE JANUARY 1, 2006)

Named Executive Officers

The following summarizes the current cash compensation and benefits received by the Company’s Chief Executive Officer and its other four individuals who were the most highly compensated executive officers at the end of fiscal year 2005 (the “Named Executive Officers”). In the case of the Named Executive Officers other than Mr. Ritter, it is intended to be a summary of existing oral, at will arrangements, and in no way is intended to provide any additional rights to any of the Named Executive Officers.

Mr. Ritter’s employment agreement is described in the Company’s Proxy Statement relating to each annual meeting of shareholders. The other executive officers of the Company serve at the discretion of the Board of Directors. The Human Resources Committee of the Board (the “Committee”) reviews and determines the salaries that are paid to the Company’s executive officers, including the Named Executive Officers. The current salaries of the Named Executive Officers are as follows:

C. Dowd Ritter
Chairman, President and Chief Executive Officer	$995,000

O. B. Grayson Hall, Jr.
Senior Executive Vice President and Lines of Business/Operations and Technology Group Head	$525,000

W. Charles Mayer, III
Senior Executive Vice President and General Banking Group Head	$500,000

Beth E. Mooney
Senior Executive Vice President, Chief Financial Officer and Finance Group Head	$475,000

E. W. Stephenson, Jr.
Senior Executive Vice President and Tennessee Banking Group Head	$470,000

The Named Executive Officers are eligible to receive an annual incentive bonus under the Company’s Executive Incentive Plan (the “EIP”). The Named Executive Officers are also eligible to participate in the Company’s executive and regular benefit plans and programs, including long-term incentive compensation plans. All executive benefit plans and agreements are filed as exhibits to the Company’s Exchange Act filings. Information regarding these plans and agreements, as well as compensation paid or earned during fiscal 2005, will be included in the Company’s 2006 Proxy Statement.

Directors

Current director compensation arrangements provide that non-employee directors will receive (1) a quarterly retainer of $10,000 ($14,000 for the Audit Committee Chairman and $12,000 for other committee chairmen), (2) $1,500 for each board meeting attended, and (3) $1,500 for each committee meeting attended. Directors may elect to defer fees in the form of deferred compensation which is deemed to be invested in AmSouth Common Stock. Non-employee directors participate in AmSouth’s Stock Option Plan for Outside Directors as described in AmSouth’s filings with the Securities and Exchange Commission.